EXHIBIT 10.3

January 1, 2020

William Ostrander

Vice President of Finance

c/o Heat Biologics, Inc.

627 Davis Drive

Morrisville, North Carolina 27560

Re: Amendment to Offer Letter

Dear Bill:

This Amendment (this “Amendment”), effective as of January 1, 2020, to the offer letter, dated September 23, 2019 (the “Offer Letter”), entered into by and between Heat Biologics, Inc. (the “Company”) and William Ostrander.

Pursuant to the Offer Letter, you were retained by the Company to serve as its Vice President of Finance.  In recognition of your hard work and performance, the Company desires to amend the Offer Letter in order to increase your annual base salary by 3%.

For the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Offer Letter as follows:

The second paragraph of the Offer Letter is hereby deleted in its entirety and replaced with the following two sentences: “As a full-time exempt employee, your base salary will be $226,600 on an annual basis, payable bi-weekly.  You will also be eligible to receive an annual bonus up to 20% of your total annual salary.”

The provisions of this Amendment to the Offer Letter are severable and if any part or it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.  All other terms of the Offer Letter shall remain in full force and effect. The Offer Letter, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

Sincerely,	Agreed and Accepted,

/s/ Jeffrey Wolf	/s/ William Ostrander
Jeffrey Wolf	William Ostrander
Chief Executive Officer	January 1, 2020
Heat Biologics, Inc.	Date